Exhibit 10.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated August 1, 2006 (the “Agreement”), is entered into by and between Warburg, Pincus Ventures, L.P., a Delaware limited partnership (the “Warburg”), and Knoll, Inc., a Delaware corporation (the “Company”).

WHEREAS, Warburg owns shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, and wishes to sell a certain number of the Shares to the Company;

WHEREAS, reference is hereby made to the Company’s registration statement on Form S-3 (File No. 333-135253) under the Securities Act of 1933, as amended (the “Act”), as supplemented by the prospectus supplement filed pursuant to Rule 424(b)(5) under the Act with the Securities and Exchange Commission on July 25, 2006 (the “Preliminary Prospectus”), in which the Company expressed its intention to purchase up to $75.0 million of shares of its common stock (but no more than 4,001,362 shares) directly from Warburg at the net per-share price (the “Net Price Per Share”) to be received by the selling stockholders in the offering described in the Preliminary Prospectus; and

WHEREAS, the Company wishes to acquire the number of Shares specified herein from Warburg, and Warburg wishes to sell such number of Shares to the Company, in the manner, for the consideration and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereby agree as follows:

1. TERMS OF PURCHASE AND SALE OF THE SHARES

(a) Shares to Be Purchased. On the terms and subject to the conditions set forth in this Agreement, at the Closing Warburg shall sell, transfer and deliver to the Company free and clear of all liens, charges or encumbrances of any nature whatsoever, and the Company shall purchase from Warburg, all of Warburg’s right, title and interest in and to the number of Shares equal to the lesser of (i) the quotient obtained by dividing (x) $75,000,000.00 by (y) the Net Price Per Share, as rounded down to the nearest whole share, and (ii) 3,900,000 (such lesser amount, the “Purchased Shares”).

(b) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Shares shall be the product of the Net Price Per Share multiplied by the number of Purchased Shares. On the Closing Date (as defined below), the Company shall pay the Purchase Price to Warburg by wire transfer of immediately available funds.

(c) Closing Deliveries. Upon receipt of the Purchase Price from the Company, Warburg shall deliver to the Company the original stock certificate or certificates representing the Purchased Shares, accompanied by a duly executed stock power or stock powers duly transferring said certificate or certificates to the Company.

(d) Closing Date and Place. The consummation of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York or at such other place as agreed upon by the Purchaser and the Seller, following the satisfaction of the conditions set forth in Section 4 hereof (the “Closing Date”).

2. REPRESENTATIONS AND WARRANTIES OF WARBURG

Warburg hereby represents and warrants to the Company as follows:

(a) Power and Authority. Warburg has full corporate power and authority and has taken all action necessary to enter into this Agreement and to carry out and consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Warburg.

(b) Title. Warburg has good and marketable title to the Shares, subject to no liens, charges or encumbrances of any nature whatsoever.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Warburg as follows:

(a) Power and Authority. The Company has full corporate power and authority and has taken all action necessary to enter into this Agreement and to carry out and consummate the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Company.

4. CONDITIONS TO CLOSING

The obligations of the parties hereunder are subject to the fulfillment, at or before the Closing, of the following conditions:

(a) This Agreement and the transactions contemplated hereby shall have been approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”).

(b) The Audit Committee shall have received from (i) Murray Devine & Co., Inc. (A) a fairness opinion dated as of the date of the determination of the Net Price Per Share, (B) a solvency opinion dated as of the date of the determination of the Net Price Per Share and (C) a bring-down solvency opinion dated as of the date of the Closing; and (ii) Willkie Farr & Gallagher LLP (A) an opinion dated as of the date of the determination of the Net Price Per Share and (B) a bring-down opinion dated as of the date of the Closing, each opinion in a form satisfactory to the Audit Committee.

(c) The closing of the offering described in the Preliminary Prospectus shall have occurred.

(d) The Company shall have sufficient funds available under its credit facilities to consummate the transactions contemplated hereby.

5. MISCELLANEOUS

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b) Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

(c) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto and supersedes all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each of the parties hereto.

(d) Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature, which for all purposes hereunder shall have the same force and effect as an original.

IN WITNESS WHEREOF, the Company and Warburg has each executed this Agreement as of the date first above written.

KNOLL, INC.

By:	/s/ Kathleen G. Bradley
Name: Kathleen G. Bradley
Title: President and CEO,
Knoll North America

WARBURG, PINCUS VENTURES, L.P.

By:	Warburg Pincus Partners LLC., its general partner

By: Warburg Pincus & Co., its Managing Member

By:	/s/ Jeffrey Harris
Name: Jeffrey Harris
Title: Managing Director